Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Wilson W. Cheung
Chief Financial Officer
(510) 683-5900

Leslie Green
Green Communications Consulting, LLC
(650) 312-9060

AXT, Inc. Announces Third Quarter 2008 Financial Results

FREMONT, Calif., Nov. 3, 2008 – AXT, Inc. (NasdaqGM: AXTI), a leading manufacturer of compound semiconductor substrates, today reported financial results for the third quarter ended September 30, 2008.

Third Quarter 2008 Results

Revenue for the third quarter of 2008 was $17.9 million, compared with $19.9 million in the second quarter of 2008, and $14.5 million in the third quarter of 2007.  Total gallium arsenide (GaAs) substrate revenue was $13.6 million for the third quarter of 2008, compared with $13.1 million in the second quarter of 2008, and $9.9 million in the third quarter of 2007.

The decline in overall revenues in the third quarter of 2008 was primarily due to: (a) an overall market slowdown and lower than expected demand from customer orders, which also resulted in lower production levels; (b) our continuing efforts to resolve specific product specification issues with a few select customers from the prior quarter; and (c) the unexpected temporary transportation restrictions on raw materials in China during the Beijing Paralympics, which ended September 30, 2008.

Indium phosphide (InP) substrate revenue was $484,000 for the third quarter of 2008, compared with $500,000 in the second quarter of 2008, and $408,000 in the third quarter of 2007.  Germanium (Ge) substrate revenue was $795,000 compared with $1.4 million in the second quarter of 2008 and $536,000 in the third quarter of 2007.  Raw materials sales were $3.0 million for the third quarter of 2008, compared with $4.9 million in the second quarter of 2008 and $3.6 million in the third quarter of 2007.

Gross margin was 25.4 percent of revenue for the third quarter of 2008.  This included a benefit from the sale of approximately $769,000 in fully reserved wafers, which positively affected the quarterly gross margin by 4.3 percentage points.  By comparison, gross margin in the second quarter of 2008 was 32.3 percent.  This included a benefit from the sales of approximately $735,000 in fully reserved wafers, which positively affected second quarter gross margin by 3.7 percentage points.  Gross margin in the third quarter of 2007 was 31.3 percent, including a benefit from the sale of approximately $556,000 in fully reserved wafers, which positively affected the quarterly gross margins by 3.8 percentage points.

AXT, Inc.
4281 Technology Drive
Fremont, CA 94538
Tel: 510.683.5900
Fax: 510.353.0668
www.axt.com.

Operating expenses were $5.5 million in the third quarter of 2008, which included a rental forfeiture of $700,000 in connection with signing a new lease, a provision for bad debt of $280,000 and bank fees of $147,000 in connection with our pay-down of the revenue bond on July 1, 2008, compared with $4.1 million in the second quarter of 2008, and $3.5 million in the third quarter of 2007.

Loss from operations for the third quarter of 2008 was $(926,000) compared with income from operations of $2.3 million in the second quarter of 2008, and $1.1 million in the third quarter of 2007.

Net interest and other income for the third quarter of 2008 was $89,000, compared with net interest and other loss of $(925,000) in the second quarter of 2008, and net interest and other loss of $(54,000) in the third quarter of 2007.

Net loss in the third quarter of 2008 was $(1.0) million or $(0.03) per diluted share, compared with net income of $0.7 million or $0.02 per diluted share in the second quarter of 2008, and net income of $0.9 million, or $0.03 per diluted share in the third quarter of 2007.

Management Qualitative Comments

“While the volatile business and financial markets are prompting us to continue to take a conservative approach to our business, we remain optimistic about our business in the quarters to come,” said Phil Yin, chairman and CEO.  “Despite the continuing margin pressure, our gallium arsenide and raw materials businesses have been solid.  Positive industry trends, coupled with our competitive manufacturing and cost advantages give us confidence in our ability to continue to drive future businesses in 2009.”

Outlook for Fourth Quarter, Ending December 31, 2008

AXT estimates revenue for the fourth quarter will increase to between $21.4 million and $21.9 million. The company estimates that net income (loss) per diluted share will be between $(0.01) and $0.02, which takes into account our diluted weighted average share count of approximately 31.6 million shares.

Conference Call

The company will also host a conference call today to discuss these results at 1:30 p.m. Pacific Time. The conference call can be accessed at (719) 325-4773 (passcode 1344410). The call will also be simulcast on the Internet at www.axt.com. Replays will be available at (719) 457-0820 (passcode 1344410) until November 10, 2008. Financial and statistical information to be discussed in the call will be available on the company’s website immediately prior to commencement of the call. Additional investor information can be accessed at http://www.axt.com or by calling the company’s Investor Relations Department at (510) 683-5900.

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About AXT, Inc.

AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising gallium arsenide (GaAs), indium phosphide (InP) and germanium (Ge) through its manufacturing facilities in Beijing, China.  In addition, AXT maintains its sales, administration and customer service functions at its headquarters in Fremont, California.  The company’s substrate products are used primarily in lighting display applications, wireless communications, and fiber optic communications. Its vertical gradient freeze (VGF) technique for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates, particularly in optoelectronics applications. AXT has manufacturing facilities in China and invests in five joint ventures producing raw materials. For more information, see AXT’s website at http://www.axt.com.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws, including statements regarding our outlook for the fourth quarter of 2008, success in qualifying additional opportunities, and our ability to continue to drive future businesses in 2009.  These forward-looking statements are based upon specific assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to overall conditions in the markets in which the company competes; global financial conditions and uncertainties, market acceptance and demand for the company’s products; the impact of the factory closures or other delays by our customers on the timing of sales of products; and other factors as set forth in the company’s annual report on Form 10-K and other filings made with the Securities and Exchange Commission.  Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update publicly any forward-looking statement, as a result of new information, future events or otherwise.

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FINANCIAL TABLES TO FOLLOW

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AXT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenue	$17,863	$14,474	$57,429	$40,639
Cost of revenue	13,326	9,944	40,227	25,672
Gross profit	4,537	4,530	17,202	14,967

Operating expenses:
Selling, general and administrative	4,901	3,083	12,146	10,529
Research and development	562	382	1,635	1,190
Impairment (recovery) on assets held for sale	—	—	83	(481)
Total operating expenses	5,463	3,465	13,864	11,238
Income (loss) from operations	(926)	1,065	3,338	3,729
Interest income, net	68	102	433	551
Minority interests	(277)	(537)	(1,424)	(1,290)
Other income (expense), net	298	381	707	851

Income (loss) before provision for income taxes	(837)	1,011	3,054	3,841
Provision for income taxes	177	153	1,372	426
Net income (loss)	$(1,014)	$858	$1,682	$3,415

Net income (loss) per share:
Basic	$(0.03)	$0.03	$0.05	$0.11
Diluted	$(0.03)	$0.03	$0.05	$0.10

Shares used in computing net income (loss) per share:
Basic	30,455	30,150	30,410	29,940
Diluted	30,455	31,464	31,502	31,287

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AXT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	September 30,	December 31,
	2008	2007
Assets:
Current assets
Cash and cash equivalents	$11,577	$18,380
Short-term investments	17,895	20,825
Accounts receivable, net	13,292	12,149
Inventories, net	39,150	24,781
Prepaid expenses and other current assets	2,964	3,569
Assets held for sale	—	5,140
Total current assets	84,878	84,844

Property, plant and equipment, net	21,462	15,986
Restricted deposits	3,000	6,700
Other assets	5,246	5,242

Total assets	$114,586	$112,772

Liabilities and stockholders’ equity:
Current liabilities
Accounts payable	$8,674	$4,328
Accrued liabilities	3,713	4,716
Line of credit	3,000	—
Current portion of long-term debt	—	450
Total current liabilities	15,387	9,494

Long-term debt, net of current portion	18	6,250
Other long-term liabilities	3,233	3,778
Total liabilities	18,638	19,522

Stockholders’ equity:
Preferred stock	3,532	3,532
Common stock	186,618	185,979
Accumulated deficit	(96,861)	(98,543)
Other comprehensive income	2,659	2,282
Total stockholders’ equity	95,948	93,250

Total liabilities and stockholders’ equity	$114,586	$112,772